Exhibit 5.1

February 27, 2007

Kinross Gold Corporation
40 King Street West, 52nd Floor
Toronto, Ontario
M5H 3Y2

Attention: Board of Directors

Dear Sirs:

Re: Kinross Gold Corporation
re: Proposed Issuance of Shares

We have acted for Kinross Gold Corporation (the “Corporation”) in connection with the reservation for issuance by the Corporation of up to 8,192,595 common shares (the “Shares”) of the Corporation for issuance to holders of stock options (“Options”) of Bema Gold Corporation (“Bema”) pursuant to the terms of an Arrangement Agreement dated December 21, 2006 between the Corporation and Bema, as amended by Amendment No. 1 to the Plan of Arrangement and Arrangement Agreement dated January 26, 2007 (together, the “Arrangement Agreement”) and a related plan of arrangement of Bema under section 192 of the Canada Business Corporations Act (the “Plan of Arrangement”) and the Kinross Bema Acquisition Stock Option Plan of the Corporation (the “Option Plan”).

This opinion is being provided to you in connection with the Corporation’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the United States Securities Act of 1933, as amended, for registration of the Shares to be issued upon the exercise of Options in accordance with the terms of the Option Plan. For the purposes of this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and other instruments as we have deemed necessary or appropriate including:

(a)	articles of amalgamation of the Corporation dated July 1, 2006 and the by-laws of the Corporation;

(b)	the Option Plan;

(c)	certified copies of resolutions of the Board of Directors of the Corporation approving, inter alia, the issuance of the Shares; and

(d)	the Arrangement Agreement and Plan of Arrangement.

In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the authentic original documents of all documents submitted to us as certified, true or notarial copies.

The opinion hereinafter expressed is based on legislation and regulations in effect on the date hereof. We have made no investigation of the laws of any jurisdiction other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that upon the issuance of the Shares in accordance with the terms of the Plan of Arrangement and the Option Plan, including the payment of the applicable consideration in connection therewith, the Shares will be validly issued as fully paid and non-assessable common shares of the Corporation.

This opinion is delivered to the Corporation for the purpose of filing the Registration Statement and may not be relied upon by any person or for any other purpose without our prior written consent. We hereby consent to the identification of us as having rendered the opinion herein, including the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly, /s/ BLAKE, CASSELS & GRAYDON LLP